Delaware
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “KELLY STRATEGIC ETF TRUST”, CHANGING ITS NAME FROM "KELLY STRATEGIC ETF TRUST" TO "STRATEGIC TRUST", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF MAY, A.D. 2023, AT 5:03 O`CLOCK P.M.

6017064 8100    Authentication: 203391112
SR# 20232217954    Date: 05-22-23
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations
Delivered 05:03 PM 0511912023 FILED 05:03 PM 05/19/2023
SR 20232217954 - File Number 6017064

STATE OF DELAWARE CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.Name of Statutory Trust:!Kelly Strategic ETF Trust

2.    The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The first Article of the Certificate of Trust is amended to read: "FIRST: The name of the statutory trust formed by the filing of this Certificate of Trust is Strategic Trust ("Statutory Trust")."

3.    (Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon Filing

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 19th    day of May    ,2023 IA.D.

By:    /s/ Kevin Kelly
Trustee Name:
Kevin Kelly
Type or Print